Exhibit 23.1

February 25, 2009

Weyerhaeuser Company

Federal Way, Washington

Re: Registration Statement No. 333-132259 on Form S-3, as amended, and Registration Statements Nos. 033-61335, 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-129011, 333-145459, 333-154522 and 333-154523 on Form S-8 – International Paper Company.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 7, 2008 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Seattle, Washington